Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated April 1, 1999 appearing in Microvision, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to references to us under the heading "Experts" in such Prospectus.


/s/

PricewaterhouseCoopers LLP
Seattle, Washington
April 13, 1999